EXHIBIT 10.15

FINANCIAL COUNSELING
(As Amended through July 27, 2000)

As an executive officer of Boise Cascade, you are eligible for the financial counseling program. The financial counseling program makes available up to $5,000 per calendar year for financial counseling services. You may carry over unused amounts, up to one year's allowance ($5,000), from one year to the next.

Under this program, the counsel you seek and how you spend your allowance are completely up to you as long as the money is spent for one or more of the following services: investment planning, tax preparation, tax planning and compliance, or estate planning. This may include several people, including an accountant, a lawyer, and an investment counselor. One option available to you under the program is to utilize the services of the accounting firm Deloitte & Touche. Deloitte & Touche will review your present financial profile, develop and quantify personal financial goals, review income tax and investment strategies, develop a retirement plan, prepare cash-flow forecasts, review risk-management strategies, assist with stock option strategies, and review and assist in the development of an estate plan. The counseling in subsequent years includes updating of the above items as necessary and preparation of annual tax returns. If you are interested in speaking to a representative from Deloitte & Touche, please let me know.

Invoices for these services should be sent to Executive Compensation in Boise after you have approved them with your signature. The company will either reimburse you for these expenditures or pay the charges directly.

Since the expenses of these services are generally not deductible for federal income tax purposes, you will receive a cash gross-up payment on reimbursed charges. The gross-up payment will help cover the tax on the payment for services and the tax on the tax payment. The current gross-up is 39% based upon a 28% federal tax rate. The gross-up payment will also be deducted from your annual allowance and will be made after the invoice for service has been paid.

Money paid on your behalf by Boise Cascade for these services and gross-up payments are taxable and are reported in your W-2 earnings on a monthly basis, and appropriate withholdings will be deducted from your paycheck on these amounts.